Exhibit 99.1

NEWS RELEASE	Media Contact:	Investor Relations Contact:
FOR IMMEDIATE RELEASE	Andrew Samuel	Mark Merrill
	717.724.2800	717.724.4618

TOWER BANCORP, INC. ANNOUNCES EARNINGS, DIVIDEND

➢	1Q 2010 Diluted GAAP Net Income Per Share of $0.27

➢	1Q 2010 Diluted Operating Income Per Share of $0.28

➢	Board of Directors Declares Cash Dividend Payable May 28, 2010

1Q 2010 HIGHLIGHTS

•

GAAP Net Income and Operating Income: GAAP net income for the first quarter of 2010 totaled $1.9 million as compared to $2.1 million for the fourth quarter of 2009. Operating (Non-GAAP) income — that is, reported net income exclusive of merger expenses — totaled $2.0 million for the first quarter 2010.

•

Net Interest Income and Margin Growth: First quarter 2010 net interest income increased 7.0% over the fourth quarter of 2009, to $12.1 million. The net interest margin increased to 3.62% for the first quarter 2010 from 3.53% in the fourth quarter of 2009.

•

Loan and Core Deposit Growth: Loans grew $22.7 million during the first quarter of 2010, representing an annualized growth rate of 8.2%. Core deposits, which exclude time deposits, grew $46.6 million during the first quarter of 2010, representing an annualized growth rate of 23.8%.

•

Asset Quality: Non-performing assets represented 0.85% of total assets at March 31, 2010. The allowance for credit losses as a percentage of non-performing loans equaled 108.28% for the first quarter 2010.

•

Capital Strength: The Company’s ratio of Total Risk-Based Capital to Risk-Based Assets at March 31, 2010 equaled 15.41%, representing a 88 basis point increase from December 31, 2009, and exceeding the 10.0% minimum regulatory requirement to be considered “well-capitalized.” The Company’s ratio of tangible common equity to tangible assets was 9.77% at March 31, 2010.

Note Reconciliations of GAAP to Non-GAAP measures can be found in the tables located at the end of this release.

April 28, 2010 HARRISBURG, PA - Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income of $1.9 million or $0.27 per diluted share for the first quarter of 2010 compared to net income of $2.1 million or $0.29 per diluted share for the fourth quarter of 2009 and net loss of $1.9 million or $0.68 per diluted share for the first quarter of 2009. Operating (Non-GAAP) income — that is, reported net income exclusive of certain items — for the quarter equaled $2.0 million or $0.28 per diluted share, a decrease of $539 thousand or $0.08 per diluted share when compared to fourth quarter 2009 and an increase of $3.0 million or $0.65 per diluted share as compared to the first quarter of 2009.

“We continue to perform strongly despite the on-going external economic stresses, and are pleased with our overall results this past quarter,” said Andrew Samuel, chairman and CEO. “Of particular note was the increase in net interest income and expansion of the net interest margin which were contributing factors for another solid quarter for the organization.”

Mr. Samuel continued, “In our on-going efforts to selectively expand our geographic footprint, we are pleased to report the recent opening of two branch offices in State College and Dillsburg, Pennsylvania, during March and April, respectively. In addition, the acquisition of First Chester County Corporation, which was announced in the fourth quarter of 2009, continues to progress and remains on target for a mid-year close. We are confident that the acquisition will result in a greater position of strength to continue to foster the future growth plans of our organization.”

Board of Directors Declares $0.28 per Share Dividend, Payable on May 28, 2010

Mr. Samuel also reported that the Board of Directors declared a quarterly cash dividend of $0.28 per share, payable on May 28, 2010 to shareholders of record at the close of business on May 14, 2010.

Income Statement Review

Net income available to common shareholders for the first quarter of 2010 equaled $1.9 million or $0.27 per diluted share compared to $2.1 million or $0.29 per diluted share for the fourth quarter of 2009. The results for the first quarter of 2010 were negatively impacted by after-tax merger expenses related to the pending acquisition of First Chester County Corporation. As a result, operating income for the first quarter of 2010, exclusive of merger expenses, totaled $2.0 million or $0.28 per diluted share.

Net interest income for the first quarter of 2010 was favorably impacted by growth in average earning assets and a rising tax effected net interest margin, which grew to 3.62%, an increase of 75 basis points from the year ago quarter. When compared to the fourth quarter of 2009, net interest income grew $785 thousand due to growth in the net interest spread which grew from 3.33% for the fourth quarter of 2009 to 3.43% for the first quarter of 2010. The net interest margin increased from 3.53% to 3.62%, resulting primarily from increased yields on available for sale securities and decreased rates paid on time deposits as compared to the prior quarter. The average rate received on loans decreased by 13 basis points to 5.82%, which was offset by an increase of 36 basis points in the average rate received on investment securities as a result of increased yields received on government agency and agency CMO investments during the quarter. The average balance of time deposits for the first quarter of 2010 increased by $32.6 million while achieving a reduction in the average rate paid by 14 basis points when compared to the fourth quarter of 2009. During the first quarter of 2010, the Company issued $12.0 million in subordinated notes at a 9.00% annual interest rate, which added $162 thousand of additional interest expense during the quarter. Although the subordinated debt increased interest costs and slightly decreased the net interest margin for the quarter, the subordinated debt qualifies as Tier 2 capital and further strengthened the Company’s total risk based capital ratio allowing for the Company to remain strategically positioned for future growth. Of the $12.0 million raised in the subordinated debt offering, $8.0 million was contributed to Graystone Tower Bank as Tier 1 capital.

The Company recorded a $1.5 million provision for loan losses for the first quarter of 2010, compared to $1.4 million for the fourth quarter of 2009 and $2.4 million for the first quarter of 2009. Provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. The increased provision for loan losses reflects changes in the credit risk of loans in the Company’s portfolio. Included in the first quarter provision for loan losses is a specific reserve allocation related to one credit with a local real estate financing company that filed for bankruptcy protection during the first quarter.

Non-interest income was $2.0 million for the first quarter of 2010, which represents 0.54% of average assets. This is an increase of $1.1 million over the same quarter a year ago. Non-interest income growth, including both organic growth and growth through acquisition, was driven by increased service and other charges on deposit accounts, and the sale of interest earning assets. When compared to the fourth quarter of 2009, non-interest income for the first quarter of 2010 decreased by $1.3 million, primarily due to decreases in gains on sales of other interest earning assets of $184 thousand, and decreases in other income of $1.1 million. The principal reason for the decrease in other income is that gains were recognized during the fourth quarter of 2009 as a result of the satisfaction of impaired loans of $681 thousand, whereas no such gains were recognized during the first quarter of 2010.

Non-interest expenses were $9.8 million for the first quarter of 2010; however, this amount includes $111 thousand in merger related expenses. Excluding this item, non-interest expenses were $9.7 million or 2.62% of average assets for first quarter of 2010. Total non-interest expenses, excluding merger related expenses and investment impairment charges, increased by $328 thousand compared to the fourth quarter of 2009. The Company experienced an increase in salaries and benefits expense of $781 thousand in the first quarter compared to the prior quarter, which is partially the result of opening a new branch during the first quarter of 2010 and two new branches towards the end of the fourth quarter of 2009 resulting in the current quarter containing the full impact of the branch hires. Furthermore, the Company began to hire additional operational, credit and finance personnel towards the end of the first quarter of 2010 in anticipation of the pending acquisition of First Chester County Corporation. Management expects continued increases to salary and employee benefits expense during the second quarter of 2010, as the Company continues to hire both sales and support personnel in advance of the acquisition.

Income tax expense was $864 thousand for the first quarter of 2010, which resulted in an effective tax rate of 31.2%, which is a reduction in the effective tax rate of 665 basis points when compared to the effective tax rate for the fourth quarter 2009. The effective tax rate for fourth quarter of 2009 exceeded the rate for the current quarter as a result of a deferred tax asset write-off and non-deductible merger expenses incurred during the fourth quarter of 2009.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at March 31, 2010 reached $1.542 billion, representing an increase of $71.6 million or 4.87% from December 31, 2009. Total gross loans held for investment were $1.162 billion at March 31, 2010, or an increase of $23.9 million compared to December 31, 2009. Commercial loans showed continued strong growth as the balance at March 31, 2010 increased by $30.9 million from December 31, 2009, or 14.5% on an annualized basis. This growth was partially offset by a decrease in mortgage loans as the Company experienced loan paydowns and continued efforts to refinance existing mortgage loans into the secondary market.

Total deposits at March 31, 2010 were $1.277 billion, representing an increase of $60.0 million, or 4.93%, from December 31, 2009. Total deposits, excluding time deposits, totaled $840.5 million at March 31, 2010, an increase of $46.6 million, or 23.8% on an annualized basis. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 65.84% of total deposits at March 31, 2010, compared with 65.26% at December 31, 2009 and 59.99% at March 31, 2009.

Asset quality continues to be a primary focus of the Company as evidenced by the asset quality metrics at March 31, 2010. Non-performing assets were 0.85% of total assets and annualized net loan charge-offs during the first quarter of 2010 totaled just 0.19% of average loans in the quarter. The increase in non-performing assets during the first quarter relates primarily to an approximately $5.0 million credit that was placed on non-accrual status after the customer filed for Chapter 11 bankruptcy protection. The loan was to be secured by pledges of loans and mortgages securing the loans extended by the customer to third parties; however, the customer is taking the position that the loan is unsecured because the security interest was not perfected. Management has allocated a specific provision for this loan which it presently believes is adequate based on current available information. The allowance for credit losses as of March 31, 2010 was $13.4 million, which consisted of the allowance for loan losses of $10.9 million and the credit fair value adjustment on purchased loans acquired in the 2009 Graystone Financial Corp. merger of $2.5 million. The allowance for credit losses excludes the fair value adjustment made to impaired loans purchased in the merger, which has a balance of $3.4 million at March 31, 2010. The allowance for credit losses at March 31, 2010 represented 1.15% of total loans outstanding of $1.162 billion, compared to 1.11% at December 31, 2009 and 1.18% at March 31, 2009. The Company’s coverage ratio, calculated as the ratio of the allowance for credit losses to non-performing loans, was 108.28% at March 31, 2010.

GAAP requires that expected credit losses associated with loans obtained in an acquisition be reflected at fair value as of each respective acquisition date and prohibits the carryover of the acquired entity’s allowance for loan losses. Accordingly, the Company’s management believes that presentation of the allowance for credit losses, consisting of the allowance for loan losses plus the credit fair value adjustment on loans purchased in merger transactions, is useful for investors to understand the complete allowance that is recorded as a representation of future expected losses over the Company’s loan portfolio. Detail of this calculation is provided in the Selected Financial Data tables found later in this release.

The Company’s ratio of tangible common equity to tangible assets was 9.77% at March 31, 2010, compared to 10.21% and 8.25% at December 31, 2009 and March 31, 2009, respectively. The Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at March 31, 2010 were 12.82% and 15.41%, respectively and exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. Cash dividends paid to shareholders during the first quarter 2010 were $0.28 per share. During the quarter the Company improved the total risk-based capital through a $12.0 million subordinated debt offering which qualifies as Tier 2 capital at the holding company. The Company contributed $8.0 million of the proceeds to its wholly-owned bank subsidiary which qualifies as Tier 1 capital.

Due to the merger of Tower Bancorp, Inc. and Graystone Financial Corp. on March 31, 2009, all periods prior to March 31, 2009 represent the results of Graystone Financial Corp. as the accounting acquirer in the merger.

The financial information contained on the following pages provides more detail on the Company’s performance for the quarter-ended March 31, 2010, as compared to quarter-ended December 31, 2009 and the quarter-ended March 31, 2009. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

Conference Call

A conference call will be held at 10 a.m. (ET) on Wednesday, April 28, 2010 to discuss the Company’s financial results. The conference call will be broadcast live through the Company’s website at www.towerbancorp.com, by clicking on the link to the webcast, Confirmation Code: 67736547. Participants using the webcast option are encouraged to log on 10 minutes ahead of the scheduled starting time for the call. There will also be a call in option available by dialing 877-878-1863. A password is not necessary. A webcast replay will be available on the Company’s website for 30 days following the call. A call-in replay option will also be available beginning April 28, 2010 at 1:00 p.m. (ET), through May 13, 2010, 11:59 p.m. (ET) at 800-642-1687, Passcode: 67736547.

Supplemental Information – Explanation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. These measures include tangible assets, tangible common equity, operating income and performance and capital ratios derived from the foregoing. Tangible assets and tangible common equity are derived by reducing the balance of assets and equity, respectively, by the amount of GAAP reported goodwill and other intangible assets. Operating income is calculated by adjusting net income available to common shareholders for merger-related expenses and other nonrecurring transactions that occurred during the period presented, since such expenses are considered by management to be “non-operating” in nature. The Company believes presentation of these non-GAAP financial measures provide useful supplemental information that is essential to an investor’s proper understanding of the operating results of the Company’s core businesses. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included as tables at the end of this release.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 27 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.5 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

March 31, 2010, December 31, 2009 and March 31, 2009

(Amounts in thousands, except share data)

	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)		(unaudited)
Assets
Cash and due from banks	$85,545	$33,955	$25,382
Federal funds sold	10,621	16,645	31,354

Cash and cash equivalents	96,166	50,600	56,736
Securities available for sale	195,305	189,853	62,796
Restricted investments	6,254	6,254	7,279
Loans held for sale	6,103	8,034	5,228
Loans, net of allowance for loan losses of $10,892, $9,695 and $7,761	1,151,320	1,128,576	994,861
Premises and equipment, net	29,133	29,810	29,730
Premises and equipment held for sale, net	549	—	—
Accrued interest receivable	5,052	4,974	4,074
Deferred tax asset, net	1,577	1,742	2,999
Bank owned life insurance	24,898	24,606	23,778
Goodwill	11,935	11,935	8,689
Other intangible assets, net	3,190	3,367	3,899
Other assets	10,690	10,832	12,802

Total Assets	$1,542,172	$1,470,583	$1,212,871

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$121,868	$119,116	$89,961
Interest bearing	1,154,633	1,097,353	918,291

Total Deposits	1,276,501	1,216,469	1,008,252
Securities sold under agreements to repurchase	5,119	6,892	9,698
Short-term borrowings	5,284	5,292	11,064
Long-term debt	77,581	65,689	60,914
Accrued interest payable	1,184	1,090	1,308
Other liabilities	12,116	11,274	10,079

Total Liabilities	1,377,785	1,306,706	1,101,315

	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)		(unaudited)
Stockholders’ Equity

Common stock, no par value; 50,000,000 shares authorized; 7,234,092 issued and 7,130,734 outstanding at March 31, 2010, 7,226,041 shares issued and 7,122,683 outstanding at December 31, 2009, and 5,160,292 shares issued and 5,056,934 outstanding at March 31, 2009	—	—	—
Additional paid-in capital	172,686	172,409	120,337
Accumulated deficit	(4,114)	(4,025)	(4,794)
Accumulated other comprehensive (loss) income	(92)	(414)	106
Less: cost of treasury stock, 103,358 at March 31, 2010, December 31, 2009 and March 31, 2009	(4,093)	(4,093)	(4,093)

Total Stockholders’ Equity	164,387	163,877	111,556

Total Liabilities and Stockholders’ Equity	$1,542,172	$1,470,583	$1,212,871

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three Months Ended March 31, 2010, December 31, 2009 and March 31, 2009

(Amounts in thousands, except share data)

	Three Months Ended,
	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$16,506	$15,515	$8,288
Securities	1,036	1,021	129
Federal funds sold and other	33	40	6

Total Interest Income	17,575	16,576	8,423
Interest Expense
Deposits	4,609	4,581	3,763
Short-term borrowings	93	94	32
Long-term debt	824	637	254

Total Interest Expense	5,526	5,312	4,049

Net Interest Income	12,049	11,264	4,374
Provision for Loan Losses	1,450	1,400	2,366

Net Interest Income after Provision for Loan Losses	10,599	9,864	2,008
Non-Interest Income
Service charges on deposit accounts	740	650	217
Other service charges, commissions and fees	526	682	234
Gain on sale of mortgage loans originated for sale	273	339	267
Gain on sale of other interest earnings assets	24	155	—
Income from bank owned life insurance	321	309	164
Other income	120	1,188	66

Total Non-Interest Income	2,004	3,323	948
Non-Interest Expenses
Salaries and employee benefits	5,099	4,318	2,517
Occupancy and equipment	1,696	1,815	732
Amortization of intangible assets	177	177	—
FDIC insurance premiums	398	427	180
Advertising and promotion	135	550	77
Data processing	511	636	195
Professional service fees	441	312	254
Other operating expenses	1,266	1,286	513
Merger related expenses	111	358	1,306

Total Non-Interest Expenses	9,834	9,879	5,774

	Three Months Ended,
	March 31, 2010	December 31, 2009	March 31, 2009
	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss) Before Income Tax Expense (Benefit)	2,769	3,308	(2,818)

Income Tax Expense (Benefit)	864	1,252	(933)

Net Income (Loss)	$1,905	$2,056	$(1,885)

Net Income (Loss) Per Common Share
Basic	$0.27	$0.29	$(0.68)
Diluted	$0.27	$0.29	$(0.68)
Dividends declared	$0.28	$0.28	$—

Weighted Average Common Shares Outstanding
Basic	7,125,253	7,114,900	2,765,717
Diluted	7,130,335	7,115,386	2,765,717

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three Months March 31, 2010 and 2009

	For the Three Months Ended March 31,
	2010			2009
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold and other	$24,576	$33	0.54%	$13,918	$6	0.17%
Investment securities (1)	177,121	1,057	2.42%	19,287	135	2.84%
Loans	1,150,976	16,506	5.82%	585,807	8,288	5.74%

Total interest-earning assets	1,352,673	17,596	5.28%	619,012	8,429	5.52%

Other assets	153,173			30,349

Total assets	$1,505,846			$649,361

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$697,925	2,120	1.23%	$230,749	1,347	2.37%
Time deposits	435,686	2,489	2.32%	267,702	2,416	3.66%
Borrowings	83,077	917	4.48%	46,219	286	2.51%

Total interest-bearing liabilities	1,216,688	5,526	1.84%	544,670	4,049	3.01%

Demand deposits	110,886			44,113
Other liabilities	14,036			6,056
Stockholders’ equity	164,236			54,522

Total liabilities and stockholders’ equity	$1,505,846			$649,361

Net interest spread			3.43%			2.51%
Net interest income and interest rate margin FTE		12,070	3.62%		4,380	2.87%

Tax equivalent adjustment		(21)			(6)

Net interest income		12,049			4,374

Ratio of average interest-earning assets to average interest-bearing liabilities	111.18%			113.65%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34%

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
Selected Balance Sheet Data:
Loans held for investment, net of unearned income	$1,162,212	$1,138,271	$1,002,622
Loans held for sale	6,103	8,034	5,228

Loan loss reserve	$10,892	$9,695	$7,761
Credit fair value adjustment on purchased loans (1)	2,519	2,942	4,044

Allowance for credit losses	$13,411	$12,637	$11,805

Total assets	$1,542,172	$1,470,583	$1,212,871
Total deposits	1,276,501	1,216,469	1,008,252
Total borrowings	87,984	77,873	81,676
Total Stockholders’ equity	164,387	163,877	111,556
Tangible equity - Non-GAAP (9)	149,262	148,575	98,968
Tangible assets - Non-GAAP (9)	1,527,047	1,455,281	1,200,283

Shares outstanding at period end	7,130,734	7,122,683	5,056,634

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Selected Income Statement Data:
Interest income	$17,575	$16,576	$8,423
Interest expense	5,526	5,312	4,049

Net interest income	12,049	11,264	4,374
Provision for loan losses	1,450	1,400	2,366
Non-interest income	2,004	3,323	948
Non-interest expense	9,834	9,879	5,774

Net income (loss) before income taxes	2,769	3,308	(2,818)
Provision for income taxes	864	1,252	(933)

Net income (loss)	$1,905	$2,056	$(1,885)
Operating Income (Loss) - Non-GAAP (9)	$2,016	$2,555	$(1,023)

Per Share Data:
Weighted average shares outstanding - basic	7,125,253	7,114,900	2,765,717
Weighted average shares outstanding - diluted	7,130,335	7,115,386	2,765,717
Book value per share	$23.05	$23.01	$22.06
Tangible book value per share - Non-GAAP (9)	20.93	20.86	19.57
Basic earnings (loss) per share	0.27	0.29	(0.68)
Diluted earnings (loss) per share	0.27	0.29	(0.68)
Diluted operating income (loss) per share - Non-GAAP (9)	0.28	0.36	(0.37)

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Performance Ratios:
Return on average assets	0.51%	0.58%	-1.18%
Return on average equity	4.70%	4.96%	-14.02%
Net interest margin	3.62%	3.53%	2.87%
Efficiency ratio	69.98%	67.72%	108.49%
Non-interest income to average assets	0.54%	0.93%	0.59%
Non-interest expenses to average assets	2.65%	2.78%	3.61%
Operating Performance Ratios (Non-GAAP) (9):
Return on average assets	0.54%	0.72%	-0.64%
Return on average equity	4.98%	6.16%	-7.61%
Net interest margin	3.62%	3.53%	2.87%
Efficiency ratio (2)	69.19%	65.27%	83.95%
Non-interest income to average assets	0.54%	0.93%	0.59%
Non-interest expenses to average assets	2.62%	2.68%	2.79%

	March 31, 2010	December 31, 2009	March 31, 2009
Asset Quality Ratios:
Loan loss reserve to total loans (6)	0.94%	0.85%	0.78%
Credit loss reserve to total loans (6) (8)	1.15%	1.11%	1.18%
Non-accrual loans to total loans (6) (7)	0.92%	0.41%	0.23%
Net charge-offs to average loans (3)	0.19%	0.11%	0.42%
Non-performing assets to total assets (4)	0.85%	0.53%	0.33%
Non-performing loans to total loans (5) (6)	1.07%	0.60%	0.33%
Allowance for loan losses to non-performing loans (5)	87.95%	142.07%	236.18%
Allowance for credit losses to non-performing loans (5)	108.28%	185.18%	359.25%
Capital Ratios:
Total capital (to risk-weighted assets)	15.41%	14.53%	15.52%
Tier 1 capital (to risk-weighted assets)	12.82%	13.05%	9.72%
Tier 1 capital (to average assets)	10.02%	10.70%	10.48%
Tangible common equity to tangible assets - Non-GAAP (9)	9.77%	10.21%	8.25%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp. It does not include the credit fair value adjustment of purchased impaired loans accounted for under Accounting Standard Codification (ASC) 310-30-30, previously known as Statement of Position (SOP) 03-3.
(2)	Efficiency ratio is calculated as total non-interest expense (less non-recurring merger expenses and FDIC special assessment) divided by the total of net interest income and non-interest income.
(3)	Calculated as the annualized net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned. Purchased impaired loans accounted for under ASC 310-30-30 are excluded from non-performing assets.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing. Purchased impaired loans accounted for under ASC 310-30-30 are excluded from non-performing loans.
(6)	Total loans excludes purchased impaired loans accounted for under ASC 310-30-30 acquired as part of the merger between Tower Bancorp Inc. and Graystone Financial Corp. The total balance of these loans is $6,212 as of March 31, 2010, $6,199 as of December 31, 2009 and $8,880 as of March 31, 2009.
(7)	Non-accrual loans equals the sum of loans that have been placed on non-accrual status. Purchased impaired loans accounted for under ASC 310-30-30 are excluded from non-accrual loans.
(8)	Credit loss reserve include the loan loss reserve and the credit fair value adjustment to the risk of credit loss related to the non-impaired portfolio of purchased loans acquired through the merger between Tower Bancorp Inc. and Graystone Financial Corp.

(9)	This measure is considered to be a Non-GAAP measure. See the reconciliation of GAAP to Non-GAAP measures in the tables at the end of this release.

Tower Bancorp, Inc. and Subsidiary

Loan and Deposit Detail

(Dollars in thousands, except share data and ratios)

	(Unaudited) March 31, 2010	December 31, 2009	(Unaudited) March 31, 2009
Loan Detail:
Commercial	$892,534	$861,673	$694,008
Consumer & other	84,786	85,510	92,626
Residential mortgage	185,040	191,277	216,235

Total Loans	1,162,360	1,138,460	1,002,869
Deferred costs (fees)	(148)	(189)	(247)
Allowance for loan losses	(10,892)	(9,695)	(7,761)

Net Loans	$1,151,320	$1,128,576	$994,861

	March 31, 2010	December 31, 2009	March 31, 2009
Deposit Detail:
Non-interest bearing transaction accounts	$121,868	$119,116	$89,961
Interest checking accounts	118,204	110,356	21,147
Money market accounts	508,708	477,292	391,635
Savings accounts	91,732	87,117	102,085
Time deposits	435,989	422,588	403,424

Total	$1,276,501	$1,216,469	$1,008,252

Tower Bancorp, Inc. and Subsidiary

Non Performing Assets Detail

(Dollars in thousands, except share data and ratios)

	(Unaudited) March 31, 2010	December 31, 2009	(Unaudited) March 31, 2009
Non-accrual loans
Commercial	$9,072	$3,408	$1,420
Consumer	356	320	16
Residential mortgages	1,300	990	852

Total non-accrual loans	10,728	4,718	2,288
Accruing loans greater than 90 days past due
Commercial	443	634	355
Consumer	—	48	1
Residential mortgages	1,214	1,424	642

Total accruing loans greater than 90 days past due	1,657	2,106	998
Non-performing loans	12,385	6,824	3,286
Other real estate owned	661	927	674

Non-performing assets	$13,046	$7,751	$3,960

Tower Bancorp, Inc. and Subsidiary

Allowance for Loan Losses Quarterly Rollforward

(Dollars in thousands, except share data and ratios)

	(Unaudited) March 31, 2010	December 31, 2009	(Unaudited) March 31, 2009
Balance at beginning of the quarter	$9,695	$8,390	$6,017
Provision for loan losses	1,450	1,400	2,366
Charge-offs
Commercial	(297)	(119)	(563)
Consumer	—	—	(59)
Residential mortgages	—	—	—

Total Charge-offs	(297)	(119)	(622)
Recoveries
Commercial	44	24	—
Consumer	—	—	—
Residential mortgages	—	—	—

Total Recoveries	44	24	—

Net charge-offs	(253)	(95)	(622)

Balance at end of period	$10,892	$9,695	$7,761

Tower Bancorp, Inc. and Subsidiary

Credit Fair Value Adjustment on Purchased Loans Quarterly Rollforward

(Dollars in thousands, except share data and ratios)

	(Unaudited) March 31, 2010	December 31, 2009	(Unaudited) March 31, 2009
Balance at beginning of the quarter	$2,942	$3,271	$—
Credit Fair Value Adjustment mark	—	—	4,044
Amortization	(150)	(236)	—
Charge-offs
Commercial	(139)	(30)	—
Consumer	(65)	(74)	—
Residential mortgages	(93)	(186)	—

Total Charge-offs	(297)	(290)	—
Recoveries
Commercial	4	85	—
Consumer	19	111	—
Residential mortgages	1	1	—

Total Recoveries	24	197	—
Net charge-offs	(273)	(93)	—

Balance at end of period	$2,519	$2,942	$4,044

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
Reconciliation of Non-GAAP Balance Sheet Data:
Total assets - GAAP	$1,542,172	$1,470,583	$1,212,871
Less: Goodwill and other intangible assets	15,125	15,302	12,588

Total tangible assets - Non-GAAP	$1,527,047	$1,455,281	$1,200,283

Total Stockholders’ equity - GAAP	$164,387	$163,877	$111,556
Less: Goodwill and other intangible assets	15,125	15,302	12,588

Tangible equity - Non-GAAP	$149,262	$148,575	$98,968

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Reconciliation of Non-GAAP Income Statement Data:
Net income (loss) - GAAP	$1,905	$2,056	$(1,885)
Plus: Merger expenses	111	358	1,306
Plus: Deferred tax asset writedown related to stock compensation	—	181	—
Less: Tax effect of adjustments	—	(40)	(444)

Operating Income (Loss) - Non-GAAP	$2,016	$2,555	$(1,023)

Per Share Data:
Book value per share - GAAP	$23.05	$23.01	$22.06
Per share effect of intangible assets	(2.12)	(2.15)	(2.49)

Tangible book value per share - Non-GAAP	$20.93	$20.86	$19.57

Diluted earnings (loss) per share - GAAP	0.27	0.29	(0.68)
Plus: Per share impact of merger expenses	0.01	0.05	0.47
Plus: Per share impact of deferred tax asset writedown related to stock compensation	—	0.03	—
Less: Per share impact of tax effect of adjustments	—	(0.01)	(0.16)

Diluted operating income (loss) per share - Non-GAAP	$0.28	$0.36	$(0.37)

Tower Bancorp, Inc. and Subsidiary

Reconciliation of GAAP to Non-GAAP Measures

(Dollars in thousands, except share data and ratios)

(Unaudited)

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Performance Ratios:
Return on average assets - GAAP	0.51%	0.58%	-1.18%
Effect of Non-GAAP adjustments to net income (loss)	0.03%	0.14%	0.54%

Operating return on average assets - Non-GAAP	0.54%	0.72%	-0.64%

Return on average equity - GAAP	4.70%	4.96%	-14.02%
Effect of Non-GAAP adjustments to net income (loss)	0.28%	1.20%	6.41%

Operating return on average equity - Non-GAAP	4.98%	6.16%	-7.61%

Efficiency ratio - GAAP	69.98%	67.72%	108.49%
Effect of Non-GAAP adjustments to net income (loss)	-0.79%	-2.45%	-24.54%

Operating efficiency ratio - Non-GAAP	69.19%	65.27%	83.95%

Non-interest expenses to average assets - GAAP	2.65%	2.78%	3.61%
Effect of Non-GAAP adjustments to net income (loss)	-0.03%	-0.10%	-0.82%

Operating non-interest expenses to average assets - Non-GAAP	2.62%	2.68%	2.79%

Capital Ratios:
Total equity to total assets - GAAP	10.66%	11.14%	9.20%
Effect of intangible assets	-0.89%	-0.93%	-0.95%

Tangible common equity to tangible assets -Non-GAAP	9.77%	10.21%	8.25%